Exhibit 99.1

Press Release

Cintas Terminates Discussions with UniFirst

CINCINNATI, March 24, 2025 -- Cintas Corporation (Nasdaq: CTAS) (the “Company”) today announced that it has terminated discussions with UniFirst Corporation (NYSE: UNF) regarding Cintas’ proposal (the “Proposal”) to acquire all of the outstanding common and class B shares of UniFirst for $275.00 per share in cash, a premium of 46% over UniFirst’s ninety-day average closing price as of January 6, 2025, the last trading day before the Proposal was made public.

Todd Schneider, President and Chief Executive Officer of Cintas, said, “We have engaged with UniFirst and its advisors over the past several weeks in an effort to reach a mutual agreement regarding a transaction that we believe offers tremendous value for customers and shareholders. While we continue to believe in the merits of a transaction, we were unable to have substantive engagement with Unifirst regarding key transaction terms. We do not believe further discussions are warranted at this time.

“Cintas will continue to execute our proven growth strategy through disciplined M&A and investment in ongoing technology initiatives to drive innovation and efficiency. With Cintas’ talented team, differentiated culture, and superior products and services, we remain well-positioned to create meaningful value for our shareholders and all stakeholders.”

About Cintas

Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Contacts:

Cintas

Investors: J. Michael Hansen, Executive Vice President & Chief Financial Officer – 513-972-2079.

Jared S. Mattingley, Vice President - Treasurer & Investor Relations - 513-972-4195

Media: Bryan Locke/Lindsay Molk, FGS Global – cintas@fgsglobal.com